Exhibit 99.1

FOR IMMEDIATE RELEASE

Bridgeline Digital Acquires eMagination and eMagination Intelligence Group

eMagination CEO, Dan Roche, will lead the new business unit

Woburn, MA, July 12, 2010 - Bridgeline Digital, Inc. (NASDAQ: BLIN), a leader in web engagement management solutions, announced today that it has acquired selective assets of eMagination Network LLC and eMagination Intelligence Group (IG), further expanding Bridgeline Digital’s presence into the Baltimore region and into the United States Government markets.

Founded in 1992, eMagination was acquired in 2003 by Dan Roche, eMagination’s current Chief Executive Officer. The company is a Microsoft Gold Certified Partner that provides Web Application Development, Content Management Solutions, eCommerce Solutions, SharePoint Development, Usability expertise, and Search Engine Optimization for its customers.

eMagination has two groups. eMagination Network, LLC provides interactive technology services and web application development to the Washington DC and Baltimore area commercial markets.   eMagination IG, a wholly-owned subsidiary, provides technology solutions in projects with the United States Government.  eMagination IG markets their web development services to the Department of Health and Human Services, the Department of Homeland Security, the Department of Justice, and the Department of Defense.  eMagination IG, whose services are listed on the GSA Schedule, will operate as a wholly-owned subsidiary of Bridgeline Digital.

Over the past 4 consecutive prior quarters eMagination has had unaudited cumulative sales of over $5.4 million and has serviced a customer base across various industries including government, healthcare, technology, associations, and education. Its customers include Northrop Grumman, ITT Corporation, Lockheed Martin, AARP, Baltimore Washington International Airport, Centers for Medicaid and Medicare, Tourneau, and Healthy Directions.  To learn more about eMagination please visit www.emagination.com.

Bridgeline Digital acquired eMagination for $4.3 million, including the purchase of approximately $250 thousand of eMagination’s net working capital (assumed accounts receivable, less assumed liabilities).  The $4.3 million in selective assets purchased was paid for with a combination of cash, Bridgeline Digital common stock, and earn out.  The Bridgeline Digital common stock and cash earn out will be paid when certain quarterly financial objectives are achieved over the next 3 years.

eMagination’s Chief Executive Officer, Dan Roche, has joined Bridgeline as Executive Vice President and General Manager for the Baltimore business unit and the Intelligence Group business unit.  Mr. Roche is a successful entrepreneur with extensive operating experience. Mr. Roche was selected as Baltimore’s Best ‘Turnaround Expert’ in 2004 by Baltimore Magazine’s ‘Best of Baltimore’, and in 2005, 2006, 2007, 2008, and 2009 eMagination was recognized by the Baltimore Business Journal as one of the top web and software development companies in the area.

From 1997 to 2001, Mr. Roche was President and Chief Operating Officer of Condor Technology Solutions, where he led the company’s business strategy, operations and acquisition program.  Mr. Roche helped lead the company’s successful IPO in 1998 raising $180M. Condor was a full service information technology provider that that rapidly grew to have 33 offices in 6 countries and over 1,500 employees.

From 1991 to 1996, Mr. Roche was the founder, President and CEO of Rapid Systems Solutions.  During this 5 year period, Rapid Systems Solutions grew to over $35 million in annual revenue, with over 300 employees and was ranked in Washington Technology’s ‘Fast 50’ 5 years in a row.  Mr. Roche was named “1995 Entrepreneur of the Year” by Ernst and Young.  Rapid Systems was acquired by Medaphis in 1996.

Mr. Roche received a Master’s of Science degree, summa cum laude, in computer science from The Johns Hopkins University and a Bachelor of Science degree, cum laude, in computer science from Central Michigan University. In addition, Mr. Roche has completed the Owner-President Management Program (OPM) at the Harvard Graduate School of Business.

“We are very excited about our merger with Bridgeline Digital - our two companies are an outstanding fit,” stated Dan Roche, eMagination’s Chief Executive Officer. “The iAPPS product suite is a very impressive solution and we are excited to introduce iAPPS to the eMagination customer base.”

Thomas Massie, Bridgeline Digital’s Chairman and Chief Executive Officer commented, “eMagination has an outstanding reputation for developing high quality web based solutions and an excellent customer base.  In addition, it’s very exciting to have Bridgeline expand into the U.S. Government marketplace.  We believe the growth potential for Bridgeline and for iAPPS in the U.S. Government markets can be significant.”

About Bridgeline Digital, Inc.

Bridgeline Digital is a developer of award-winning web engagement management software and award-winning interactive business technology solutions that help customers leverage best in class web-based technologies to achieve their business objectives.  The iAPPS Product Suite is an innovative solution that deeply unifies web Content Management, eCommerce, eMarketing, and web Analytics capabilities into the heart of websites, intranets, extranets or portals - enabling users to swiftly enhance and optimize the value of their web assets.

Combined with award-winning application development services by Microsoft Gold Certified development teams, Bridgeline Digital helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline Digital’s teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Digital is headquartered near Boston with additional locations in Atlanta, Chicago, Denver, New York, Philadelphia, Washington, D.C., and Bangalore, India. Bridgeline Digital has hundreds of customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Sun Chemical, Honeywell, Healthcore, LG Electronics, Marriott International, Berkshire Life, PODS, Budget Rental Car, Washington Redskins, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, and the American Academy of Pediatrics.  To learn more about Bridgeline Digital, please visit www.bridgelinedigital.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our Annual Report on Form 10-K as well as our other filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

For More Information please contact:

Ron Levenson
Executive Vice President & CFO
Bridgeline Digital, Inc.
781-497-3015
rlevenson@blinedigital.com

Thomas Massie
President & CEO
Bridgeline Digital, Inc.
781-497-3001
tmassie@blinedigital.com

Dan Roche
President & CEO
eMagination Network, LLC.
410-234-1500 x217
droche@emagination.com